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                                                                     Exhibit 3.5

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                         Willscot Equipment, LLC

                   LIMITED LIABILITY COMPANY AGREEMENT

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                                TABLE OF CONTENTS

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ARTICLE I

      DEFINITIONS AND USAGE............................................1

ARTICLE II

      FORMATION; NAME; TERM............................................4
      2.1       Formation..............................................4
      2.2       Company Name...........................................4
      2.3       Effective Date.........................................4
      2.4       Term...................................................4
      2.5       Registered Agent and Office............................5
      2.6       Principal Place of Business............................5
      2.7       Filings................................................5
      2.8       Purpose................................................5
      2.9       Powers of the Company..................................5
      2.10      Authorized Person......................................5
      2.11      Certificate of Interest................................5

ARTICLE III     CAPITAL CONTRIBUTION...................................6

ARTICLE IV      DISTRIBUTIONS..........................................6

      4.1       General................................................6
      4.2       Limits on Distributions................................6
      4.3       Withholding............................................6

ARTICLE V       ACCOUNTING; FINANCIAL AND TAX MATTERS..................6

      5.1       Accounting Method......................................6
      5.2       Accounting Records.....................................6
      5.3       Fiscal Year............................................6
      5.4       Reports................................................7
      5.5       Bank and Investment Accounts...........................7
      5.6       Tax Elections and Accounting Decisions.................7
      5.7       Tax Classification.....................................7

ARTICLE VI      MANAGEMENT BY THE MEMBER...............................7

      6.1       Management by the Members..............................7
      6.2       Admission of New Members...............................7
      6.3       Power of Members.......................................8
      6.4       Events of Bankruptcy...................................8

ARTICLE VI      EXECUTIVE COMMITTEE....................................8

      7.1       Executive Committee....................................8
      7.2       Meetings of the Executive Committee....................9


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      7.3       Quorum and Voting......................................9
      7.4       Procedural Matters of the Executive Committee.........10
      7.5       Actions of the Company................................10
      7.6       Power of the Executive Committee......................11

ARTICLE VII     LIABILITY; EXCULPATION; INDEMNIFICATION...............12

      8.1       Liability of Members and Executive Committee..........12
      8.2       Duties and Liabilities of Covered Persons.............12
      8.3       Indemnification.......................................13

ARTICLE IX      TRANSFERS.............................................13

      9.1       General Restrictions..................................13
      9.2       Violative Transfers...................................13

ARTICLE X       TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

      10.1      Termination of the Company............................14
      10.2      Events of Dissolution.................................14
      10.3      Liquidation and Winding-Up............................14
      10.4      Survival of Rights, Duties and Obligations............15

ARTICLE XI      GENERAL PROVISIONS....................................15

      11.1      Notices...............................................15
      11.2      Entire Agreement; Non-Waiver..........................15
      11.3      Further Assurances....................................15
      11.4      Applicable Law........................................15
      11.5      Severability..........................................16
      11.6      Table of Contents and Headings........................16

EXHIBITS

      A         Certificate of Formation
      B         Form of Certificate of Interest
      C         Assets Contributed to the Company by Williams Scotsman, Inc.


                                       ii

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                                                                               1


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                             WILLSCOT EQUIPMENT, LLC

            This Limited Liability Company Agreement (this "Agreement") of Willscot Equipment, LLC, a Delaware limited liability company (the "Company"), dated as of May 22, 1997, is adopted and entered into by Williams Scotsman, Inc., a Maryland corporation ("Scotsman"), as sole Member ("Member"), (the "Member" and collectively, with all other Persons who from time to time become Members pursuant to this Agreement, the "Members"), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. ss. 18-10, et seq.), as amended from time to time (the "Act"), and the terms of this Agreement.

            WHEREAS, the Company was formed on May 12, 1997, pursuant to the Act, and the Company's sole member, Scotsman, contributed certain Rental Equipment (as defined below) and other related assets to the Company on May 22, 1997; and

            WHEREAS, the Company was specifically formed to acquire, own, hold, manage, market, maintain, lease, sell or dispose of Rental Equipment and other related assets and to engage in any and all activities directly incidental to the foregoing (including, without limitation, leasing such Rental Equipment to Scotsman or any of its Subsidiaries (as defined below);

              NOW, THEREFORE, the Member hereby agrees as follows:

                                    ARTICLE I

                              DEFINITIONS AND USAGE

            1.1 "Affiliate" shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

            1.2 "Bill of Sale" shall mean the Bill of Sale, dated as of May 22, 1997, between Scotsman and the Company.

            1.3 "Certificate of Formation" shall mean the certificate of formation of the Company substantially in the form attached hereto as Exhibit A.

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            1.4 "Certificate of Interest" shall mean the certificate evidencing the Member's interest in the Company, substantially in the form attached hereto as Exhibit B.

            1.5 "Collateral Agent" shall mean BT Commercial Corporation acting in its capacity as collateral agent under the Pledge Agreement, Subsidiaries Guaranty and Security Agreement, as the case may be.

            1.6 "Credit Agreement" shall mean the Credit Agreement, dated as of May 22, 1997, among Bankers Trust Company, as issuing bank, BT Commercial Corporation, as agent, the financial institutions named therein, as lenders, Scotsman Holdings, Inc., as guarantor, and Scotsman, as borrower.

            1.7 "Credit Documents" shall have the meaning given such term in
Section 1.1 of the Credit Agreement.

            1.8 "Executive Committee" shall mean the Executive Committee established pursuant to Section 7.1.

            1.9 "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time.

            1.10 "Holdings" shall mean Scotsman Holdings, Inc. a Delaware corporation.

            1.11 "Indebtedness" shall mean the indebtedness and other obligations incurred under the Credit Agreement.

            1.12 "Indenture" shall mean the Amended and Restated Indenture, dated as of May 22, 1997, between Scotsman and First Trust National Association, as trustee.

            1.13 "Master Lease Agreement" shall mean the Master Lease Agreement, dated as of May 22, 1997, between the Company and Scotsman.

            1.14 "Person" shall mean any individual, partnership, company, corporation, limited liability company, trust, estate, unincorporated association, syndicate, joint venture or organization, or any government or any department, agency or political subdivision thereof, or any other entity.

            1.15 "Pledge Agreement" shall mean that certain pledge agreement dated as of May 22, 1997 made by Scotsman, Holdings, the Subsidiary Guarantors and each other Subsidiary of Scotsman that is required to execute a counterpart thereof pursuant to Section 23 therein, in each case, in favor of BT Commercial Corporation, as Collateral Agent (including any successor collateral agent) for the benefit of the Secured Creditors (as such term is defined therein), as same may be amended, modified or supplemented from time to time.

            1.16 "Rental Equipment" shall mean all existing and future mobile office and storage container units or other equipment held for rental (or presently being rented) or sale by Scotsman and its Subsidiaries in the ordinary course of business.

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            1.17 "Scotsman" shall mean Williams Scotsman, Inc., a Maryland corporation.

            1.18 "Security Agreement" shall mean that certain security agreement dated as of May 22, 1997, between Scotsman, Holdings, the Subsidiary Guarantors and BT Commercial Corporation, as Collateral Agent for the Secured Creditors (as such term is defined therein), as same may be amended, modified or supplemented from time to time.

            1.19 "Special Executive" shall mean a Person designated by the Member who is not, at the time of initial appointment to the Executive Committee and, at any time during the one year period immediately preceding the time of initial appointment, was not (a) an employee, officer, director, shareholder or partner of Scotsman or any of its Affiliates; (b) a customer, supplier or other Person who derives greater than 10% of its revenues from its activities with Scotsman or any of its Affiliates; (c) a Person or other entity controlling or under common control with any such employee, officer, director, shareholder, partner, customer, supplier or other Person; or (d) a member of the immediate family of any such employee, officer, director, shareholder, partner, customer, supplier or other Person.

            1.20 "Subsidiary" shall mean, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

            1.21 "Subsidiary Security Agreement" shall mean the Subsidiary Security Agreement made as of May 22, 1997 by the Company in favor of First Trust National Association, in its capacity as collateral agent.

            1.22 "Subsidiaries Guaranty" shall mean that certain subsidiaries guaranty dated as of May 22, 1997, made by each Subsidiary Guarantor of Scotsman, as same be amended, modified or supplemented from time to time.

            1.23 "Subsidiary Guarantee" shall mean the Subsidiary Guarantee made as of May 22, 1997 by the Company in favor of First National Association, in its capacity as collateral agent and trustee.

            1.24 "Subsidiary Guarantor" shall mean each Wholly-Owned Domestic Subsidiary (as such term is defined in the Credit Agreement) of Scotsman.

            1.25 "Transfer" shall mean any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any interests. "Transferor" and "Transferee" have correlative meanings and, in addition, shall mean any Person who, in the case of a Transferor, issues securities and, in the case of a Transferee, acquires securities so issued.

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            1.26 Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:

            Agreement.......................................... Preamble
            Company.............................................Preamble
            Covered Person........................................8.2(a)
            Dissolution Event.......................................10.2
            Effective Date...........................................2.3
            Members.............................................Preamble

            1.27. Usage Generally. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, replaced or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

                                   ARTICLE II

                              FORMATION; NAME; TERM

            2.1 Formation. Scotsman formed the Company as a limited liability company on May 12, 1997 under and pursuant to the provisions of the Act. The Member hereby agrees that the Company shall be governed by the terms and conditions of this Agreement.

            2.2 Company Name. The name of the Company shall be Willscot Equipment, LLC.

            2.3 Effective Date. This Agreement shall become effective upon the execution by the Member (the "Effective Date").

            2.4 Term. The Company shall have perpetual existence unless sooner dissolved or terminated as provided in the Act or this Agreement.

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            2.5 Registered Agent and Office. The Company's registered agent and office in Delaware shall be the National Corporate Research, Ltd., 9 East Loockerman Street, Dover, Delaware 19901.

            2.6 Principal Place of Business. The principal place of business of the Company shall be at 8211 Town Center Drive, Baltimore, Maryland 21236 or at such other or additional place or places as the Member shall determine from time to time. The Company may have other offices, either within or outside of the State of Delaware, at such place or places as the Member may from time to time designate or the business of the Company may require.

            2.7 Filings. The Member promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

            2.8 Purpose. The purposes of the Company shall be to (i) acquire, own, hold, manage, market, maintain, lease, sell or dispose of Rental Equipment and other related assets; (ii) execute, deliver and perform its obligations under the Subsidiary Guarantee, the Subsidiary Security Agreement and any other documents that may be required from time to time under the Indenture, (iii) execute, deliver and perform its obligations under the Credit Documents to which it is, or may in the future be required to be or choose to be, a party, including without limitation, the Pledge Agreement, Security Agreement and Subsidiaries Guaranty, (iv) incur indebtedness permitted under the Indenture and the Credit Agreement and (v) engage in any and all activities directly incidental to the foregoing (including, without limitation, leasing such Rental Equipment to Scotsman or any of its Subsidiaries). In no event shall the Company acquire any real property or other material asset or engage in any business activities other than those specified in the preceding sentence.

            2.9 Powers of the Company. Except as otherwise limited in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.8.

            2.10 Authorized Person. Christopher G. Lanning hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation.

            2.11 Certificate of Interest. The Member's interest in the Company shall be evidenced by a Certificate of Interest issued by the Company on the Effective Date.

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                                   ARTICLE III

                              CAPITAL CONTRIBUTION

            On or prior to the Effective Date, Scotsman will contribute to the capital of the Company the assets listed on Schedule A hereto.

                                   ARTICLE IV

                                  DISTRIBUTIONS

            4.1 General. The Company shall make such distributions as shall be determined by the Member. The Member shall be entitled to receive any distribution from the Company except as provided in this Agreement.

            4.2 Limits on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member's interest if such distribution would violate Section 18-607 of the Act or other applicable law.

            4.3 Withholding. Any payments required to be made by the Company to the Member hereunder shall be net of any and all amounts required to be deducted and withheld from such payments under applicable law. The Member hereby consents to the deduction and withholding of any such amounts, agrees to cooperate fully with the Company in determining the amount of any required withholdings, and agrees promptly to return to the Company upon request any amounts that the Company erroneously fails to deduct and withhold from any payment hereunder.

                                    ARTICLE V

                      ACCOUNTING; FINANCIAL AND TAX MATTERS

            5.1 Accounting Method. The Company shall keep its accounting records and shall report its profits or losses on the accrual method of accounting in accordance with GAAP.

            5.2 Accounting Records. The Company shall keep complete and accurate business and accounting records reflecting all transactions of the Company. The Company's records shall be maintained at the principal place of business of the Company and shall be subject to inspection or examination by the Member at all reasonable times.

            5.3 Fiscal Year. The fiscal year of the Company initially shall end on December 31 of each year.

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                                                                               7


            5.4 Reports.

            (a) As soon as practicable but in any event within 90 days after the close of each fiscal year of the Company, the Company shall prepare and deliver, or cause to be prepared and delivered, to the Member the following financial statements: (i) a balance sheet of the Company as at the end of such fiscal year; (ii) a statement of net profit and net loss for such fiscal year; and
(iii) a statement of cash flows of the Company for such fiscal year.

            (b) The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any. A copy of such returns shall be furnished to the Member.

            (c) The Company shall furnish the Member with all Company information required to be reported in the tax returns of the Member for tax jurisdictions in which the Company is considered to be doing business, including a report indicating the Member's share for income tax purposes of the Company's income, gain, credits, losses and deductions within 180 days after the end of the Company's fiscal year.

            5.5 Bank and Investment Accounts. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Member. The funds of the Company shall not be commingled with the funds of any Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of a duly authorized officer of the Member.

            5.6 Tax Elections and Accounting Decisions. All determinations as to tax elections and accounting principles shall be made by the Member.

            5.7 Tax Classification. The Member intends that the Company be disregarded as an entity separate from the Member for tax purposes effective as of the date of this Agreement. The Member shall not file any election for the Company to be taxable as an association for Federal tax purposes.

                                   ARTICLE VI

                            MANAGEMENT BY THE MEMBER

            6.1 Management by the Members. Except to the extent (i) provided in
Section 7.5(a) below or (ii) delegated to the Executive Committee by the Member in writing, the Company shall be managed exclusively by the Member.

            6.2 Admission of New Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member or in accordance with the transfer provisions contained in Article IX. Prior to the admission of any such additional member of the Company, the Member shall amend this Agreement to make such

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                                                                               8


changes as the Member shall determine to reflect the fact that the Company shall have more than one Member.

            6.3 Power of Members. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement. The Member shall have the power to pledge (pursuant to the Pledge Agreement or otherwise) or grant a security interest, lien or other encumbrance in or against, any or all of the Member's interest and such pledge or grant shall not cause the Member to cease to be a Member or to cease to have the power to exercise any rights or powers of a Member. Except as otherwise specifically provided by this Agreement or required by the Act, no Member shall have the power to act for or on behalf of, or to bind, the Company.

            6.4 Events of Bankruptcy. Scotsman shall continue to be a Member notwithstanding the occurrence of any or all of the "bankruptcy events" specified in Section 18-304 of the Act.

                                   ARTICLE VII

                               EXECUTIVE COMMITTEE

            7.1 Executive Committee.

                  (a) For so long as the Indebtedness remains outstanding under the Credit Agreement, an Executive Committee shall be established and shall consist of the Member, one Special Executive and such other persons who shall be designated from time to time by the Member. Notwithstanding anything in the foregoing to the contrary, the Member shall retain full and complete power, authority and discretion to take such action as the Member deems necessary or appropriate concerning any matter with respect to which the Member consults the Executive Committee, except for those matters specified in Section 7.5(b).

                  (b) Each Executive Committee member designated by the Member (including, the Special Executive) shall serve until his successor is duly designated by the Member or, if earlier, until such officer's death, resignation or removal by the Member. A vacancy in any office because of death, resignation, removal or any other cause shall be filled upon the direction of, and as designated by, the Member.

                  (c) Any Executive Committee member may resign at any time by so notifying the Member in writing. Such resignation shall take effect upon receipt of such notice or at such later time as is therein specified, and unless otherwise specified, the acceptance of such resignation shall not be necessary to make it effective. Any Executive Committee member may be removed with or without cause by the Member. The designation of an individual as an Executive Committee member shall not of itself create a right to continued employment with the Company.

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                  (d) Salaries or other compensation of the Executive Committee members of the Company shall be fixed from time to time by the Member. Such compensation, if any, will be paid by the Company out of its own funds.

            7.2 Meetings of the Executive Committee. The Executive Committee shall hold regular meetings at least once during each fiscal year at such time during normal business hours and place as shall be determined by the Member. Special meetings of the Executive Committee may be called at any time by the Member. Except as otherwise determined by the Member, all special and regular meetings of the Executive Committee shall be held at the principal office of the Company. No notice shall be required with respect to any regular meeting of the Executive Committee. Unless waived by all of the Executive Committee members in writing (before or after a meeting) or with respect to any Executive Committee member at such meeting, prior notice of any special meeting shall be given to each Executive Committee member at least three (3) business days before the date of such meeting. Notice of any meeting need not be given to any Executive Committee member who shall submit, either before or after such meeting, a signed waiver of notice. Attendance of an Executive Committee member at a meeting shall constitute a waiver of notice of such meeting, except when the Executive Committee member attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Notice of any adjourned meeting, including the place, date and time of the new meeting, shall be given by the Member to all Executive Committee members not present at the time of the adjournment, as well as to the Executive Committee members present at the time of the adjournment unless the place, date and time of the new meeting is announced by the Member at such time.

            7.3 Quorum and Voting.

                  (a) No action may be taken by the Executive Committee unless a quorum is present, and the affirmative vote of a majority of the Executive Committee members present shall be required for any act or decision thereof. Subject to Section 7.5, in the event that the Executive Committee shall be unable to make a determination to accept or reject a matter presented to it for decision or approval, such deadlock shall be decided by the Member who shall be entitled to cast an additional vote in all such situations. No Executive Committee member shall be disqualified from acting on any matter because such member is interested in the matter to be acted upon by the Executive Committee. A quorum for any meeting of the Executive Committee shall be comprised of the Member and at least two (2) other Executive Committee members or, if the Executive Committee is comprised of two (2) individuals, a quorum shall be comprised of the Member and the other Executive Committee member. Each member of the Executive Committee shall have one vote (other than the Member in the case of a deadlock, as aforesaid).

                  (b) Notwithstanding anything in the foregoing to the contrary, except as otherwise expressly provided for in Section 7.5 below or as delegated in writing by the Member, the Executive Committee shall not be entitled to vote on any matter relating to the affairs of the Company, including, without limitation, any matter set forth in Exhibit D.

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                                                                              10


            7.4 Procedural Matters of the Executive Committee.

                  (a) Any action required or permitted to be taken by the Executive Committee may be taken without a meeting, if all of the Executive Committee members consent in writing to such action. Such consent shall have the same effect as a unanimous vote of the Executive Committee.

                  (b) The Executive Committee shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Executive Committee the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.

                  (c) Executive Committee members may participate in a meeting of the Executive Committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

            7.5 Actions of the Company.

                  (a) For so long as the Indebtedness remains outstanding, the Company and the Member, in its capacity as manager of the Company, shall not take, approve or otherwise ratify any of the following actions except with the consent of at least a majority of the members constituting the entire Executive Committee; provided; that, such majority include the Special Executive:

                        (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

                        (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for it or all or any portion of its properties;

                        (iii) make any general assignment for the benefit of its creditors;

                        (iv) merge or consolidate with or into any Person or convey or transfer all or substantially all of its properties and assets to any Person, except as permitted by the Credit Agreement;

                        (v) engage in any transaction or joint activity of any kind with an Affiliate or any other Person, except as permitted under the Credit Agreement;

                        (vi) amend this Agreement, except as permitted under the Credit Agreement;

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                                                                              11


                        (vii) take title to any personal or real property other than in the name of the Company; or

                        (viii) dissolve or wind up its affairs.

            (b) The Company and the Member, in its capacity as manager of the Company, shall:

                        (i) not commingle the Company's property with the property of any Affiliate of the Company, except as permitted under the Credit Agreement;

                        (ii) pay from the Company's assets all obligations of any kind incurred by the Company and not pay from the Company's assets the obligations of any other Person, except as permitted under the Credit Agreement;

                        (iii) conduct business in the Company's name;

                        (iv) hold the Company out to Persons as an independent entity separate from its Affiliates;

                        (v) not enter into or be a party to any transaction with any Affiliate, except on terms which are no less favorable to the Company than would be obtained in a comparable arm's length transaction with an unrelated third party, or except as permitted under the Credit Agreement;

                        (vi) not make loans to any other Person or hold evidence of indebtedness issued by any other Person, except as permitted under the Credit Agreement;

                        (vii) maintain its bank accounts, books and records and financial statements on a separate basis from those of any other Person and maintain a principal executive and administrative office through which its business is conducted separate from that of any Affiliate; provided, however, that the Company and any of its Affiliates may have offices in the same location if there is a fair and appropriate allocation of overhead costs, if any, among the Company and any such Affiliates;

                        (viii) correct any known misunderstanding regarding the Company's existence as an independent entity separate from its Affiliates;

                        (ix) not identify the Company as a division of any other Person;

                        (x) not be the obligor or guarantor of, or otherwise be responsible for, the payment of any obligations for borrowed money, except as required or permitted under the Credit Agreement.

      7.6 Power of the Executive Committee. Each Executive Committee member shall have the power to exercise any and all rights or powers granted to such member pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, no member of the Executive Committee shall have the power to act for or on behalf of, or to bind, the Company.

                                  ARTICLE VIII

                     LIABILITY; EXCULPATION; INDEMNIFICATION

            8.1 Liability of Members and Executive Committee; Reimbursement. The Member and each Executive Committee member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act and other applicable law. The Member and each Executive Committee member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that the Member shall remain personally liable for the payment of any capital contributions required by Article III, and as otherwise set forth in this Agreement, the Act and any other applicable law. The Member and each Executive Committee member shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses that are incurred by the Member and each Executive Committee member in its performance of the services rendered as Member or Executive Committee member, as the case may be, of the Company or that otherwise directly relate to the purpose of the Company as provided in Section 2.8 hereof.

            8.2 Duties and Liabilities of Covered Persons.

                  (a) To the extent that, at law or in equity, the Member, any Executive Committee member, any Affiliate of the Member or Executive Committee member or any shareholders, partners, members, employees, representatives or agents of the Member or Executive Committee member or their respective Affiliates, any officer or any employee or agent of the Company (each a "Covered Person") has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

                  (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or the Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

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                                                                              13


                  (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

            8.3 Indemnification.

                  (a) The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Covered Person is or was the Member, Executive Committee member, officer, employee or agent of the Company, or that such Covered Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

                  (b) The indemnification provided by this Section 8.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnifi cation may be entitled under any agreement, determination of the Member or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8.3 shall continue as to a Covered Person who has ceased to be a Member, Executive Committee member, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                                   ARTICLE IX

                                    TRANSFERS

            9.1 General Restrictions. The Member may not Transfer all or any portion of its interest (including any beneficial interest therein), unless an instrument of Transfer (the "Instrument of Transfer") executed by the Transferor and the Transferee of the interest shall be delivered to the Company; provided however that the completion by BT Commercial Corporation, as Collateral Agent, of the stock powers accompanying the Member's interest and duly pledged to BT Commercial Corporation, as Collateral Agent, pursuant to the Pledge Agreement shall constitute the execution of an Instrument of Transfer sufficient to Transfer all of the Member's interest to BT Commercial Corporation, as

Collateral Agent. Such Transferee shall be admitted as a Member in accordance with the terms and conditions provided for in the Instrument of Transfer. Any Person that acquires an interest pursuant to this Article VIII shall not be liable for the obligations of the transferring Member to make contributions of property or services to the Company.

            9.2 Violative Transfers. The Member may not make a Transfer of an interest in the Company in violation of Section 9.1, and any such Transfer shall be null, void and without effect.

                                    ARTICLE X

              TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

            10.1 Termination of the Company. In the event of (i) the occurrence of a Dissolution Event (as defined herein) or (ii) subject to Section 7.5, the written consent to a dissolution by the Member, the Company shall be terminated on the 90th day after the occurrence of such event; provided, however, in all cases, the Special Executive shall have the right to continue the Company.

            10.2 Events of Dissolution. The Company shall be dissolved upon the bankruptcy, resignation, dissolution, withdrawal, death, retirement or expulsion (each a "Dissolution Event") of the Member.

            10.3 Liquidation and Winding-Up. If the Company is dissolved pursuant to Section 10.1, the Company shall be liquidated and wound up in accordance with the Act and the following provisions:

                  (a) The assets, properties and business of the Company shall be liquidated by the Member as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Member not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (b); provided, however, that the fair market value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

                  (b) The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (a) above, and valued at the fair market value thereof as provided in such subsection (a), shall be applied and distributed as follows, and in the following order or priority:

                        (i) First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for;

                        (ii) Second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the

            Company or of the Member arising out of, or in connection with, the Company; and

                        (iii) Third, to the Member.

                  (c) A Certificate of Cancellation shall be filed with the Secretary of State of the State of Delaware by the Member.

            10.4 Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

                                   ARTICLE XI

                               GENERAL PROVISIONS

            11.1 Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or delivered personally to such party, or telegraphed, telexed, sent by facsimile transmission or sent by overnight courier, in each case to the addresses or facsimile telephone numbers therefor set forth below:

If to Willscot Equipment, LLC:

                  Willscot Equipment, LLC
                  8211 Town Center Drive
                  Baltimore, Maryland  21236

                  Attn: John B. Ross, Secretary of Williams Scotsman, Inc.

or to such other address, in any such case, as the Member shall have last designated by notice to the Company. Notice shall be deemed to have been given on the day that it is so delivered personally, telegraphed, telexed or sent by facsimile transmission and the appropriate answer back received or, if sent by overnight courier, shall be deemed to have been given one day after delivery by the courier company, or if mailed, three days following the date on which such notice was so mailed.

            11.2 Entire Agreement; Non-Waiver. This Agreement constitutes the entire agreement of the Member. No delay on the part of the Member in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by the Member of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the Member, whether of a similar or dissimilar nature thereof.

            11.3 Further Assurances. The Member hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

            11.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

            11.5 Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

            11.6 Table of Contents and Headings. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpre tation or construction of any of the provisions hereof.

            IN WITNESS WHEREOF, the party hereto has caused this Agreement to be executed, by its duly authorized officer, on the date first above written.

                              MEMBER

                              WILLIAMS SCOTSMAN, INC.


                              By: /s/  John B. Ross
                                  -----------------
                                  Name: John B. Ross
                                  Title: Secretary

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                                                                              17


                                                               EXHIBIT A

                        CERTIFICATE OF FORMATION

                                                               EXHIBIT B

                           FORM OF CERTIFICATE

                               CERTIFICATE
                                   FOR
                       COMMON MEMBERSHIP INTERESTS
                                   IN
                         WILLSCOT EQUIPMENT, LLC

No. 001

            WILLSCOT EQUIPMENT, LLC (the "Company"), a Delaware limited liability company, hereby certifies that Williams Scotsman, Inc. is the registered owner of a 100% interest in the Company (the "Membership Interest"). The rights, preferences, and limitations of the Membership Interest are set forth in the Limited Liability Agreement of the Company, as the same may be amended from time to time (the "Operating Agreement"), copies of which are on file at the Company's principal office at 8211 Town Center Drive, Baltimore, Maryland 21236. The Membership Interest represented hereby is subject to restrictions on transfer as provided in the Operating Agreement.

            This Certificate and the Membership Interest evidenced hereby are transferable, subject to the terms of the Operating Agreement, only on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

            WITNESS, the signature of the duly authorized Member of the Company.

Dated:                              Williams Scotsman, Inc.


                                    By:
                                       ----------------------------
                                       Name:
                                       Title:

BY ACCEPTANCE OF THIS CERTIFICATE, AND AS A CONDITION TO ENTITLEMENT TO ANY RIGHTS IN OR BENEFITS WITH RESPECT TO THE MEMBERSHIP INTEREST EVIDENCED HEREBY, A HOLDER HEREOF (INCLUDING ANY TRANSFEREE HEREOF) IS DEEMED TO HAVE AGREED TO COMPLY WITH AND BE BOUND BY ALL TERMS AND CONDITIONS OF THE OPERATING AGREEMENT.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND SUCH MEMBERSHIP INTEREST MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF THE OPERATING AGREEMENT AND THEN ONLY (1) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY, OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OR BLUE SKY LAWS OF ANY STATE OF THE UNITED STATES.

                                                               EXHIBIT C

ASSETS CONTRIBUTED TO THE COMPANY BY WILLIAMS SCOTSMAN, INC.

            32,423 mobile offices and storage units are being contributed to the Company.